Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
April 26, 2011	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Announces Increased Earnings

for the First Quarter of 2011

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today announced net income of $17.9 million or $0.41 per diluted share for the first quarter of 2011. These earnings results for the first quarter of 2011 marked an increase from net income of $17.4 million or $0.40 per diluted share for the first quarter of 2010.

United’s first quarter of 2011 results produced an annualized return on average assets of 1.02% and an annualized return on average equity of 9.04%. These returns compare very favorably to United’s most recently reported peer group banking companies’ (bank holding companies with total assets between $3 and $10 billion) average return on assets of 0.29% and average return on equity of 1.58% for the year of 2010. United’s annualized returns on average assets and average equity were 0.92% and 9.17%, respectively, for the first quarter of 2010.

United’s asset quality also continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income, of 1.40% at March 31, 2011 compares favorably to the most recently reported percentage of 3.99% at December 31, 2010 for United’s Federal Reserve peer group. At March 31, 2011, nonperforming loans were $73.0 million, up $5.7 million or 9% from nonperforming loans of $67.2 million or 1.28% of loans, net of unearned income, at December 31, 2010. As of March 31, 2011, the allowance for loan losses was $73.0 million or 1.40% of loans, net of unearned income, which was comparable to $73.0 million or 1.39% of loans, net of unearned income, at December 31, 2010. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 100.0% and 108.6% at March 31, 2011 and December 31, 2010, respectively. The coverage ratio for United’s Federal Reserve peer group was 77.6% at December 31, 2010. Total nonperforming assets of $117.3 million, including OREO of $44.4 million at March 31, 2011, represented 1.63% of total assets which also compares favorably to the most recently reported percentage of 3.38% at December 31, 2010 for United’s Federal Reserve peer group.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 13.9% at March 31, 2011 while its estimated Tier I capital and leverage ratios are 12.5% and 10.5%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

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The results for the first quarter of 2011 include noncash, before-tax, other-than-temporary impairment charges of $2.1 million on certain investment securities. The results for the first quarter of 2010 included noncash, before-tax, other-than-temporary impairment charges of $1.5 million on certain investment securities and a before-tax, net gain of $1.2 million on the sale of a corporate bond.

“Considering the current economic environment, United’s earnings continue to be strong with asset quality favorable to peers,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United also continues to be well-capitalized based upon regulatory guidelines.”

The net interest margin for the first quarter of 2011 was 3.92%, which was an increase of 27 basis points from a net interest margin of 3.65% for the first quarter of 2010. However, tax-equivalent net interest income for the first quarter of 2011 was $60.8 million, a decrease of $1.2 million or 2% from the first quarter of 2010. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $594.3 million or 9% from the first quarter of 2010. Average net loans declined $444.5 million or 8% for the first quarter of 2011 while average investments decreased $154.2 million or 16% due mainly to maturities and calls of securities which were not fully reinvested from the first quarter of 2010. The average yield on earning assets declined 19 basis points for the first quarter of 2011 as compared to the first quarter of 2010. Partially offsetting the decreases to tax-equivalent net interest income was a decrease of 46 basis points in the first quarter of 2011 average cost of funds compared to the first quarter of 2010.

On a linked-quarter basis, United’s net interest margin of 3.92% for the first quarter of 2011 was an increase of 30 basis points from the net interest margin of 3.62% for the fourth quarter of 2010. United’s tax-equivalent net interest income for the first quarter of 2011 increased $840 thousand or 1% from the fourth quarter of 2010 due mainly to a decline in average interest-bearing liabilities. Average interest-bearing liabilities decreased $480.5 million or 9% from the fourth quarter of 2010 due in large part to the repayment of approximately $359.9 million in Federal Home Loan Bank (FHLB) advances during the first quarter of 2011 and the fourth quarter of 2010. In addition, the first quarter of 2011 average yield on earning assets increased 12 basis points while the average cost of funds decreased 17 basis points from the fourth quarter of 2010. Partially offsetting the increases to tax-equivalent net interest income was a decline in average earning assets of $340.3 million or 5% from the fourth quarter of 2010 as average short-term investments decreased $190.1 million or 38%, average net loans declined $90.7 million or 2% and average investment securities decreased $59.5 million or 7%.

For the quarters ended March 31, 2011 and 2010, the provision for loan losses was $4.4 million and $6.9 million, respectively. Net charge-offs were $4.5 million for the first quarter of 2011 as compared to $6.5 million for the first quarter of 2010. Annualized net charge-offs as a percentage of average loans were 0.34% for the first quarter of 2011 as compared to 1.45% for United’s Federal Reserve peer group for the year of 2010. On a linked-quarter basis, United recovered funds from its insurance carrier in the amount of $15.0 million during the fourth quarter of 2010 related to claims it made under its insurance policies for losses United incurred as a result of fraudulent loans previously charged-off in 2009. The $15.0 million of insurance proceeds were recorded as a recovery within United’s allowance for loan losses. As a result, a negative provision for loan losses expense of $5.6 million was recorded for the fourth quarter of 2010 as compared to the provision for

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loan losses expense of $4.4 million for the first quarter of 2011. The $15.0 million recovery on these loans in the fourth quarter of 2010 resulted in net recoveries of $7.9 million for the fourth quarter of 2010 as compared to net charge-offs of $4.5 million for the first quarter of 2011.

Noninterest income for the first quarter of 2011 was $14.7 million, which was a decrease of $922 thousand from the first quarter of 2010. Included in noninterest income for the first quarter of 2011 were noncash, before-tax, other-than-temporary impairment charges of $2.1 million on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $1.5 million on certain investment securities for the first quarter of 2010. Also, included in noninterest income for the first quarter of 2011 was before-tax, net gains of $551 thousand as compared to before-tax, net gains of $1.1 million for the first quarter of 2010. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains from sales and calls of investment securities, noninterest income for the first quarter of 2011 would have increased $259 thousand or 2% from the first quarter of 2010. This increase for the first quarter of 2011 was due primarily to increases of $407 thousand in fees from deposit services due to higher ATM and check card income and $147 thousand in income from bank-owned life insurance policies due to an increase in the cash surrender values. Partially offsetting these increases was a decrease in fees from bankcard services of $487 thousand due mainly to the sale of United’s merchant business in the fourth quarter of 2010. A reduction in bankcard processing costs as a result of the sale of United’s merchant business is included in other expense in the income statement.

On a linked-quarter basis, noninterest income for the first quarter of 2011 increased $1.3 million from the fourth quarter of 2010. Included in the results for the first quarter of 2011 and fourth quarter of 2010 were noncash, before-tax, other-than-temporary impairment charges of $2.1 million and $5.4 million, respectively. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have decreased $2.6 million or 14% on a linked-quarter basis due primarily to decreases of $1.0 million in fees from bankcard services due mainly to the sale of United’s merchant business, $660 thousand in income from derivatives not in hedge relationships due to a change in the fair value, $379 thousand in fees from trust and brokerage services due to a decline in the value of assets under management and $150 thousand in fees from deposit services due mainly to the impact of Regulation E. A similar amount of expense related to the change in the fair value of other derivative financial instruments as well as a reduction in bankcard processing costs as a result of the sale of United’s merchant business is included in other expense in the income statement.

Noninterest expense for the first quarter of 2011 was $43.5 million, which was relatively flat from the first quarter of 2010, decreasing $282 thousand or less than 1%. This slight decrease was due mainly to decreases of $504 thousand in bankcard processing expense due mainly to the sale of United’s merchant business and $284 thousand in net occupancy expense due mainly to lower building rental and maintenance costs. Partially offsetting these decreases were increases of $277 thousand in equipment expense due to more repairs and $147 thousand in other real estate owned (OREO) expense due mainly to declines in the fair values of OREO properties.

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On a linked-quarter basis, noninterest expense for the first quarter of 2011 decreased $5.9 million or 12% from the fourth quarter of 2010 due primarily to decreases of $3.1 million in OREO expense due mainly to lower losses on sales and smaller declines in the fair values of OREO properties, $1.3 million in employee compensation due to lower commissions and incentives, $660 thousand in expense from derivatives not in hedge relationships due to a change in the fair value and $655 thousand in bankcard processing expense due mainly to the sale of United’s merchant business. Partially offsetting these decreases were increases of $583 thousand in employee benefits expense due to higher pension costs, $273 thousand in net occupancy expense due mainly to higher utilities and maintenance costs and $266 thousand in data processing fees.

On December 15, 2010, United entered into a definitive agreement to merge with Centra Financial Holdings, Inc. (Centra). United and Centra are in the process of filing the necessary documents to seek approval of the merger by Centra’s shareholders as well as regulatory agencies. The merger transaction is expected to close early in the third quarter of 2011 pending the approval of the merger by the shareholders of Centra and the receipt of all required regulatory approvals, as well as other customary conditions.

During the first quarter of 2011, United’s Board of Directors declared a cash dividend of $0.30 per share. The annualized 2011 dividend of $1.20 equates to a yield of approximately 5% based on recent UBSI market prices. The year of 2010 represented the 37th consecutive year of dividend increases for United shareholders.

United Bankshares, with $7.2 billion in assets, presently has 111 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2011 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2011 and will adjust amounts preliminarily reported, if necessary.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31 2011	March 31 2010	December 31 2010
EARNINGS SUMMARY:
Interest income, taxable equivalent	$75,310	$85,653	$78,623
Interest expense	14,494	23,617	18,647
Net interest income, taxable equivalent	60,816	62,036	59,976
Taxable equivalent adjustment	1,453	1,557	1,415
Net interest income	59,363	60,479	58,561
Provision for loan losses	4,436	6,868	(5,618)
Noninterest income	14,651	15,573	13,356
Noninterest expense	43,469	43,751	49,375
Income taxes	8,224	8,011	8,870
Net income	$17,885	$17,422	$19,290

PER COMMON SHARE:
Net income:
Basic	$0.41	$0.40	$0.44
Diluted	0.41	0.40	0.44
Cash dividends	0.30	0.30	0.30
Book value	18.32	17.68	18.18
Closing market price	$26.52	$26.22	$29.20
Common shares outstanding:
Actual at period end, net of treasury shares	43,645,650	43,498,754	43,621,635
Weighted average- basic	43,629,364	43,455,296	43,606,591
Weighted average- diluted	43,700,436	43,534,435	43,677,279

FINANCIAL RATIOS:
Return on average assets	1.02%	0.92%	1.03%
Return on average shareholders’ equity	9.04%	9.17%	9.64%
Average equity to average assets	11.33%	10.04%	10.69%
Net interest margin	3.92%	3.65%	3.62%

	March 31 2011	March 31 2010	December 31 2010
PERIOD END BALANCES:
Assets	$7,191,336	$7,615,243	$7,155,719
Earning assets	6,344,359	6,786,218	6,334,914
Loans, net of unearned income	5,222,959	5,601,763	5,260,326
Loans held for sale	890	1,953	6,869
Investment securities	806,482	914,001	794,715
Total deposits	5,711,923	5,791,903	5,713,534
Shareholders’ equity	799,463	769,050	793,012